                                                                   Exhibit 10.15

                             DISTRIBUTION AGREEMENT
                             ----------------------

     This Distribution Agreement ("Agreement") is made as of March 28, 2001 (the "Effective Date"), between OraPharma, Inc., a Delaware corporation, having its principal place of business at 732 Louis Drive, Warminster, PA 18974 ("Client"), and CORD Logistics, Inc., an Ohio corporation, having its principal place of business at 1135 Heil Quaker Blvd., LaVergne, TN 37086 ("CORD").

     A. Client is, among other things, in the business of developing and marketing pharmaceutical products throughout the world (the "Territory").

     B. CORD is, among other things, in the business of distributing pharmaceutical products to wholesalers, specialty distributors, physicians, clinics, hospitals, pharmacies, and other health care providers in the Territory, and of providing Information Systems and other services that support its customers' use of its distribution capabilities.

     C. Client desires to engage CORD as its distribution agent for commercial sales of Arestin(TM) the ("Product"), and such other pharmaceutical products which may, in the future, be agreed to by the parties in the Territory and to perform certain other services described in this Agreement, all upon the terms and conditions set forth in this Agreement.

     THEREFORE, in consideration of the mutual conditions and covenants set forth herein, CORD and Client (collectively referred to as "Party" or "Parties") agree as follows:

     1.    APPOINTMENT/AUTHORIZATION.
           -------------------------

     1.1. Upon the terms and conditions set forth in this Agreement, Client appoints CORD as its distribution agent of Product in the Territory to Client's customers, including, but not limited to, wholesalers, specialty distributors, dentists, periodontists, clinics, hospitals, and other health care providers in the Territory (collectively, "Customers").

     1.2. Subject to the terms and conditions set forth in this Agreement, CORD accepts the appointment to represent Client as its authorized distribution agent of Product to Customers in the Territory.

     1.3.  [*]

     2.    SERVICES.
           --------

     2.1. CORD shall provide the services set forth in the Operating Guidelines, which include, without limitation, storage, distribution, returns, EDI and system access support ("Services"). A copy of the Operating Guidelines is attached hereto as Exhibit A and incorporated by reference.

     2.2. The Operating Guidelines may be amended from time to time upon the mutual written agreement of the Parties; provided, however, that any change, modification or

---------------------------
*  Confidential Treatment Requested
amendment to the Operating Guidelines that increase CORD's costs may result in an increase in the fees charged by CORD in Section 4.

     2.3.   CORD's services shall comply with the Operating Guidelines.   In all
cases, CORD shall use commercially reasonable efforts to comply with the Operating Guidelines.

     2.4. All Product Returns shall be processed and handled by CORD in accordance with the Operating Guidelines; and, any customization or additional return services requested by Client shall be performed at an additional fee as agreed by the Parties.

     2.5. Client is solely responsible for all Product recalls. In the event Product is subject to recall, or Client, on its own initiative, recalls any Product, CORD shall provide assistance to Client as set forth in the Operating Guidelines, provided that Client shall pay to CORD an amount equal to CORD's actual and reasonable costs incurred with any such recall services. Such cost shall be in addition to the Service Fees described in Section 4 below.

      3.    PRODUCT SUPPLY/CLIENT RESPONSIBILITIES.
            --------------------------------------

      3.1. Client shall deliver Product to CORD at CORD's facility located at 15 Ingram Boulevard, Suite 100, La Vergne, TN 37086, or to such other distribution facility as may be designated by CORD to Client in writing ("Facility").

      3.2. Client shall be responsible for delivery of Product to the Facility, including all costs, expenses and risk of loss associated with such delivery. Title to Product shall remain with Client at all times, even when Product is stored or warehoused at the Facility. Client shall at all times insure the Product for damage, loss, destruction, theft or any such other property damage ("Loss") as further set forth in Section 14 below. Except for Loss resulting solely from the gross negligence or willful misconduct of CORD, Client shall bear all risk of loss or damage with respect to the Product stored or warehoused at the Facility.

      3.3. Client shall provide CORD with a forecast of the volume of Product to be handled by CORD under this Agreement, not less often than semi-annually ("Forecast").

      3.4. CORD shall visually inspect each shipment of Product for external damage or loss in transit and notify Client of any such damage or loss within a commercially reasonable period of time following discovery.

      4.    FEES.
            ----

      4.1. As compensation for the Services, Client shall pay to CORD the fees (the "Fees") set forth on Exhibit B (the "Fee Schedule").

      4.2. CORD shall issue an invoice to Client for the Services rendered under this Agreement or for any other amounts due on a monthly basis. Payment is due within thirty (30) days of the invoice date. If all amounts due CORD (excluding those subject to good faith dispute) are not paid within such thirty
(30) day period, a service charge on the unpaid amount calculated at the rate of 1.5% per month (or the maximum rate permitted by law if such rate is less than 1.5% per month) shall be imposed until such amount is paid in full.

      4.3.  The Fees shall be held firm for the first contract year.  [*]

      4.4. Notwithstanding the terms set forth above in Section 4.3, if either Party can reasonably demonstrate that the costs for providing the Services have materially changed, or are likely to materially change in the coming year due to the adoption of any applicable law or regulation (or any material change in the interpretation or administration thereof), or due to unforeseen circumstances beyond CORD's reasonable control, then upon notice from either Party, the Parties agree to meet in good faith and negotiate a mutually acceptable adjustment to the Fees.

      5.    TERM AND TERMINATION.
            --------------------

      5.1. The initial term of this Agreement shall begin on the Effective Date and shall continue for a period of three (3) years (the "Initial Term"), unless terminated earlier pursuant to this Agreement. Thereafter, this Agreement shall automatically renew for additional terms of one (1) year each, unless written notice of termination is given by either Party at least one hundred eighty (180) days prior to the end of the Initial Term, or such other term, in which case this Agreement shall terminate at the end of the then current term.

      5.2.  Either Party shall have the right to terminate this Agreement:

            (a) upon one hundred eighty (180) days prior written notice to the other Party, provided that in the event Client terminates this Agreement, without cause, prior to the end of the Initial Term, such termination shall be effective only upon payment to CORD of all remaining fixed Fees set forth on the Fee Schedule for the remainder of the Initial Term.

            (b) upon the breach by the other Party of a material provision of this Agreement and that Party's failure to cure such breach within thirty (30) days following written notice thereof from the non-breaching Party, provided that, with respect to any failure to make any payment when due under this Agreement, such period to cure shall be reduced to ten (10) days; or

            (c) immediately upon notice to the other Party following the commencement of any bankruptcy or insolvency proceeding (whether voluntary or involuntary) with respect to such other Party or its assets, which in the event of an involuntary proceeding, is not dismissed within ninety (90) days, the general assignment for the benefit of creditors by such other Party, or the appointment of a receiver, trustee or liquidator by or for such other Party; or

            (d)  in accordance with Section 16.6.

      5.3. Termination or expiration of this Agreement shall not relieve either Party from any liability or obligation that accrued prior to such termination or expiration. Upon termination or expiration of this Agreement, all Product shall be returned to Client or a designee of Client, at Client's sole cost and
expense.   Sections 11, 12 and 13 shall survive termination or expiration of this Agreement.


----------------------------
*   Confidential Treatment Requested

      6.    AUDITS.  No more than twice per calendar year, Client or its
            -------
designee shall have the right during normal business hours (i.e., 8:00 a.m. to 5:00 p.m. local time), upon fifteen (15) business days prior written notice to CORD, to: (a) conduct a physical audit of such part of the Facility that relate solely to Product stored and warehoused at the Facility under this Agreement;
(b) review and audit records that relate solely to the storage and distribution of the Product; and (c) take a physical inventory of the Product on hand at the Facility.

      7.    COMPLIANCE WITH LAWS.  Each Party shall conduct its activities in
            ---------------------
connection with this Agreement in compliance with all applicable laws, rules, regulations, and orders of governmental entities.

      8.    REPRESENTATIONS AND WARRANTIES.
            ------------------------------

      8.1.  Each Party represents and warrants to the other that:

            (a) it has full power and authority to enter into this Agreement and perform all obligations and conditions to be performed by it under this Agreement without any restriction by any other Agreement or otherwise;

            (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of that Party; and

            (c) this Agreement constitutes the legal, valid and binding obligation of that Party.

      8.2.  Client further represents and warrants to CORD that the Product:

            (a) is and shall be manufactured in conformity with the Food, Drug and Cosmetic Act, as amended from time to time, and all other applicable laws, rules, regulations and orders of governmental entities relating to the manufacture, promotion, sale or distribution of the Product;

            (b) does not violate or infringe any patent, trademark, tradename or other interest of any person or entity.

      8.3.  CORD further represents and warrants to Client that:

            (a) it shall use commercially reasonable efforts to comply with reasonable instructions from Client regarding the performance of the Services;

            (b) its performance of the Services shall comply with the Operating Guidelines; and

            (c) it shall promptly notify Client of any incident or occurrence that Cord determines may reasonably be expected to have an adverse affect on CORD's performance of the Services for Client;

            (d) it shall promptly notify Client of any information that Cord deems to be material, which comes to CORD's attention that affects Client or the Product.

      9.    TAXES.  Client shall pay, if and when due, all sales, use, gross
            ------
receipts, excise, personal property taxes associated with the Product (excluding any personal property tax associated with CORD's equipment used in connection with the Services), and other taxes now or hereafter imposed as a result of the transactions contemplated by this Agreement, none of which have been included in the fees payable to CORD under this Agreement; provided that the amounts payable by Client under this section shall not include taxes based on the net income of CORD.

      10.   TRADEMARKS.  Neither Party shall have the right to use the name of
            -----------
the other Party or any Affiliate of the other Party, or the other Party's or such Affiliates' trademarks, service marks, logos, or other similar marks in any manner except with the prior written approval of that Party; provided that the foregoing shall not prohibit CORD's use of Client' names or marks in connection with the performance of the Services in a manner consistent with this Agreement. Any such use by CORD shall be in accordance with Client's guidelines and all goodwill resulting from the use of Client's marks shall accrue solely to Client. "Affiliate," as used in this Agreement, means any legal entity which, during the Term hereof, controls, is controlled by, or is under common control with, such Party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting interest of all equity interests of the other entity (or other such comparable ownership interest for an entity other than a corporation).

      11.    CONFIDENTIALITY.
             ---------------

      11.1. Each Party acknowledges that as a result of this Agreement it may learn and have access to trade secrets and other confidential and proprietary information of the other Party through employees, representatives and/or agents acting on behalf of or subcontracted to either Party (collectively the "Representatives"), including without limitation, financial information, sales data, customer data, Product prices, inventory data, Product returns or recall data, information regarding business practices and techniques, information regarding the Product and systems and technology information, or any information identified as confidential in writing by either Party (the "Confidential Information"). For purposes of this Agreement, Confidential Information shall not include information disclosed by one Party to the other Party to the extent that such information can be proven by written evidence: (a) to be in the public domain or generally available in the industry in which the disclosing Party engages in business without any violation of this Agreement by the other Party;
(b) is already legally known to the other Party or any of its Affiliates at the time of its disclosure by the disclosing Party; (c) becomes known to the other Party or any of its Affiliates from a third party (that is not prohibited from disclosing such information) without any obligation of confidentiality or limitation on use; or (d) is independently developed by the other Party or any of its Affiliates prior to the date of its disclosure. The specific material terms of this Agreement shall be deemed to be the Confidential Information of each Party. Confidential Information shall not be deemed to be in the public domain or publicly known or in the receiving Party's possession because it is embraced by more general information in the receiving Party's possession or because it is embraced in general terms in publications.

      11.2. Neither Party shall, and each Party shall cause its Representatives not to, directly or indirectly, at any time: (a) disclose to any third person or entity any Confidential Information of the other Party (whether learned before or after the date of this Agreement), (b) use the other Party's Confidential Information for any purpose other than fulfilling obligations under this

Agreement, or (c) use, or permit or assist any third person or entity to use, any such Confidential Information, excepting only: (i) disclosures required by law, rule, regulation or order, as reasonably determined by the disclosing Party or its legal counsel, and (ii) disclosures on a confidential basis to directors, officers, employees, and agents of that Party or its Affiliates who have a reasonable need to know such Confidential Information in the normal course of business of that Party or any of that Party's Affiliates.

      11.3. The obligations of confidentiality hereunder shall survive the termination of this Agreement. Upon termination of this Agreement (for any reason) each Party shall promptly: (i) return to the other Party all documentation and other materials (including copies of original documentation or other materials) containing any Confidential Information of the other Party; or
(ii) with the other Party's consent, which consent will not be unreasonably withheld, certify to the other Party, pursuant to a certificate in form and substance reasonably satisfactory to the other Party, as to the destruction of all such documentation and other materials.

       12.    INDEMNIFICATION.  Each Party shall indemnify and hold harmless
              ----------------
the other Party and its parent and Affiliates, and each of their directors, officers, employees, agents, and representatives from and against all claims, liabilities, losses, damages, costs, and expenses, including, without limitation, reasonable attorneys' fees ("Liability") to a third party or property arising directly or indirectly out of any failure of that Party to perform fully all obligations and conditions to be performed by that Party pursuant to this Agreement or any breach of any warranty made by that Party in this Agreement. Client further agrees to indemnify and hold harmless CORD, its parent and Affiliates and each of their directors, officers, employees, agents and representatives from any and all Liability arising directly or indirectly out of injury or death to person or property alleged to have been caused by Client's Product. The indemnifying Party shall not be liable for any amounts paid in settlement by the indemnified Party without the indemnifying Party's prior written consent.

       13.    LIMITATION OF LIABILITY.  NOTWITHSTANDING THE FOREGOING PROVISIONS
              ------------------------
OF SECTION 3, OR ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR OTHER SIMILAR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EXCEPT FOR LOSSES RESULTING FROM THE GROSS NEGLIENCE OR INTENTIONAL MISCONDUCT OF SUCH PARTY.

       14.    INSURANCE.  During the term of this Agreement and for as long
              ----------
thereafter as necessary to cover claims resulting from this Agreement, Client shall maintain: (i) product liability and commercial general liability insurance having a limit of not less than $5 million; and (ii) property damage insurance at replacement value for the Product located at the CORD Facility or in transit to or from the CORD Facility, pursuant to one or more insurance policies with reputable insurance carriers. Cardinal Health, Inc. and its subsidiaries shall be designated as "additional insureds" under the product liability and commercial general liability insurance policy(ies) and under the property damage insurance policy(ies). Prior to the Commencement Date, Client shall deliver to CORD certificates evidencing such insurance. Client shall not cause or permit such insurance to be canceled or modified to materially reduce its scope or limits of coverage during the term of this Agreement or thereafter as provided above. Except for any losses resulting solely from the gross negligence or intentional misconduct of CORD, Client shall bear all risk of loss or damage with respect to the Product, whether located at the Facility or otherwise.

       15.    DISPUTE RESOLUTION.  The Parties agree to use good faith efforts
              -------------------
to resolve all disputes within sixty (60) days of written notice that such a dispute exists. If dispute under this Agreement cannot be resolved by the Parties within such sixty (60) day period, the Parties agree to refer the matter to one executive from each Party not directly involved in the dispute for review and resolution. A copy of the terms of this Agreement, agreed upon facts and areas of disagreement, and a concise summary of the basis for each side's contentions will be provided to both executives who shall review the same, confer, and attempt to reach a mutual resolution of the issue within twenty (20) days after receipt of the materials referenced above. If the matter has not been resolved within such twenty (20) day period, either or both Parties may pursue resolution of the matter through litigation or other process available under law or equity. Notwithstanding the foregoing, if the subject matter of the dispute is not isolated, but rather an ongoing matter causing ongoing losses for a party, such party may immediately seek legal or equitable relief.

       16.    MISCELLANEOUS.
              -------------

       16.1.  Relationship of the Parties.  The relationship among the Parties
              ----------------------------
is that of independent contractors, and this Agreement does not establish or create a partnership, joint venture, or other agency relationship among the Parties.

       16.2.  Notices.  Any notice or other communication required or desired
              -------
to be given to any Party under this Agreement shall be in writing and shall be deemed given: (a) three business days after such notice is deposited in the United States mail, return receipt first-class postage prepaid, and addressed to that Party at the address for such Party set forth at the end of this Agreement, provided the sending Party receives a deliverable receipt; (b) one business day after delivered to Federal Express, Airborne, or any other similar express delivery service for delivery to that Party at that address; or (c) when sent by facsimile transmission, with electronic confirmation, to that Party at its facsimile number set forth at the end of this Agreement. Any notice delivered by facsimile transmission will be deemed delivered upon electronic confirmation provided the notice is also deposited in the U.S. mail, first-class postage prepaid. Any Party may change its address or facsimile number for notices under this Agreement by giving the other Parties notice of such change.

       16.3.  Governing Law. This Agreement shall be construed under the laws
              -------------
of the State of Tennessee, without regard to its conflicts of laws provisions.

       16.4.  Severability. If any term of this Agreement is declared invalid or
              ------------
unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

       16.5.  Non-Waiver.  No failure by either Party to insist upon strict
              ----------
compliance with any term of this Agreement, to enforce any right, or to seek any remedy upon any default of the other Party shall affect, or constitute a waiver of, the first Party's right to insist upon strict compliance, to exercise that option, to enforce that right, or to seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this Agreement shall affect, or constitute a waiver of, that Party's right to demand strict compliance with all provisions of this Agreement.

       16.6.  Force Majeure.  If the performance of any part of this Agreement
              -------------
by either Party shall be prevented, restricted, interfered with or affected for any length of time by fire or other casualty, government restrictions, war, riots, strikes or labor disputes, lock out, transportation delays, acts of God, or any other causes which are beyond the reasonable control of such Party, such Party shall not be responsible for delay or failure of performance of this Agreement for such length of time, provided, however, that any Party hindered by such condition beyond its reasonable control must employ reasonable efforts to overcome such hindrance as promptly as possible. If a Party's performance is prevented or materially restricted, interfered with or affected by reason of the foregoing for more than forty-five (45) days, the other Party shall have the right to terminate this Agreement.

       16.7.  Complete Agreement. This Agreement constitutes the entire
              ------------------
understanding between the Parties and supersedes any contracts, agreements or understanding (oral or written) of the Parties with respect to the subject matter hereof. No term of this Agreement may be amended except upon written agreement of both Parties, unless provided otherwise in this Agreement.

       16.8.  Assignment.  Except as set forth herein, neither Party shall
              -----------
have the right to assign this Agreement, or any of such Party's rights or obligations under this Agreement, without the prior written consent of the other Party, provided, however, that CORD may assign its rights (but not its obligations) under this Agreement to any parent, subsidiary or affiliate without obtaining such consent. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of the Parties.

       16.9   Independent Contractor. The relationship of the Parties is that of
              ----------------------
independent contractors, and neither Party shall incur any debts or make any commitments for the other Party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or shall be construed as creating between the Parties the relationship of joint ventures, co-partners, employer/employee or principal and agent.

     IN WITNESS WHEREOF, the undersigned acknowledge and accept the terms of this Agreement and have duly executed this Agreement.

CORD LOGISTICS, INC.                   CLIENT

By /s/ Frank C. Wegerson              By /s/ James A. Ratigan
 ________________________________      _______________________________
 Frank C. Wegerson                     James A. Ratigan
 Vice President and General Manager    Executive Vice President,
                                       Chief Financial Officer and Secretary

 1135 Heil Quaker Blvd, #100           732 Louis Drive
 LaVergne, TN 37086                    Warminster, PA 18974

 Facsimile No.  (615) 793-4783         Facsimile No. (215) 443-9531

                                    EXHIBITS
                                    --------

               Exhibit A  Operating Guidelines

               Exhibit B  Fee Schedule

               Exhibit C  System Access Agreement

                                                                       EXHIBIT A
                                                                       ---------

                              OPERATING GUIDELINES

                      ORAPHARMA, INC./CORD LOGISTICS, INC.

                              OPERATING GUIDELINES

In performing its obligations under the Distribution Services Agreement ("Agreement"), CORD Logistics, Inc. ("CORD") will follow the Operating Guidelines as developed jointly with OraPharma, Inc. ("CLIENT"). These
Operating Guidelines are in addition to CORD Information Systems Operating Instructions, as well as the CORD Standard Operating Procedures ("SOPs"). Copies of these documents are maintained by both parties and will be reviewed, and updated if necessary, from time to time as mutually agreed, but not less than once per calendar year.

1.0  WAREHOUSING
     -----------

     1.1 CORD will maintain its warehouse facility in accordance and comply with all federal, state and local laws, rules and regulations, including the Prescription Drug Marketing Act and current Good Manufacturing Practices ("cGMP") as promulgated under the FDA.

     1.2 CORD will maintain Standard Operating Procedures appropriate for a pharmaceutical distribution center operating environment.

     1.3  CORD will maintain documented training programs.

     1.4 CORD will comply with storage, handling and shipping conditions designated by CLIENT for the Products.

Products with specific storage requirements, must be identified by Client and the storage requirements must be expressly communicated by Client to CORD. The specific requirements must be identified on the package label in accordance with NWDA bar coding standards. Product so identified by Client will be stored in areas designed, continuously monitored and periodically validated for the temperature range specified for each product. CORD will maintain daily temperature recordings. CORD will provide such records to the Client upon written request

          1.4.1  Controlled ambient - 15 degrees to 30 degrees Celsius

     1.5 CORD will report temperature excursions to the Client within one (1) business days of occurrence.

     1.6 Products will be stored in an area with secured access, accessible only to authorized CORD personnel as agreed to by CLIENT and CORD.

2.0  RECEIVING
     ---------

     2.1 Client or Client's contract manufacturing agent will arrange transportation services to transfer the product to CORD. Client will notify CORD of the specific delivery schedule.

     2.2  Client's carrier will contact CORD to arrange a delivery appointment.

     2.3 Client retains title to the goods at all times. CORD signature on the carrier's bill of lading is an acknowledgement only of CORD's receipt of product.

     2.4 Client will provide CORD with Material Safety Data Sheets for each product stored at CORD.

     2.5 Client's product must meet the following standards for carton identification, documentation, palletization, and uniformity:

         2.5.1 Each shipping carton and inner packaging of Client product must be labeled to meet NWDA standards for bar coding and human readable markings.

         2.5.2 Client will provide the bill of lading, certificate of analysis and other documentation necessary. CORD and Client will mutually agree upon the receiving process.

         2.5.3 Pallets will meet GMA standards for 40" x 48" dimensions with four-way entry; will be free of broken boards, treated for pests, and clean.

         2.5.4 Receipt of product on non-standard pallets may require restacking onto conforming pallets at Client's expense.

         2.5.5 Palletized product must be uniform and consistent with specifications set up in the product master for the number of cartons and eaches.

     2.6  CORD will receive each shipment into a secure Receiving area.

     2.7 CORD will count and inspect the exterior packaging of the product, noting any shortages, overages or damage on the carrier bill of lading. CORD will obtain the carrier's signature on the bill of lading acknowledging the condition of the product upon receipt by CORD.

     2.8 CORD will compare the Client's documentation to CORD's receiving report. Discrepancies will be noted. CORD Quality Assurance will investigate and report all discrepancies to Client within 24 hours of receipt. Client and CORD will determine corrective actions, if any.

     2.9 CORD will post receipts in the computer inventory system within one business day of delivery unless count discrepancies, missing paperwork, damage investigation, and other receiving anomalies interfere with efficient receiving and documentation. CORD will use commercially reasonable efforts to receive product accurately and efficiently.

    2.10 CORD reserves the right to assess a fee for services required to hold non-conforming product in receiving, and to investigate, reconcile and report discrepancies to the Client. Fees for Receiving services are listed in the Fee Schedule, Exhibit B.

    2.11 CORD will return partial case quantities - defined as less than a saleable quantity - to the CLIENT at CLIENT's expense.

    2.12 Client product in unapproved or quarantine status will be physically segregated and CORD's computer system will be flagged accordingly to prevent unapproved product from entering approved picking areas of the warehouse. The Client will provide written documentation to CORD to change quarantine product to approved status.

    2.13 CORD will move product from the Receiving area to bulk storage following CORD SOPs.

3.0  INVENTORY
     ---------

     3.1 Inventory will be received, tracked and controlled on CORD's computerized inventory system by item number, lot number, expiration date, quantity, and status. CORD system will meet all cGMP requirements for lot traceability and accountability, from receipt of product at CORD to shipment of product to CLIENT's customer.

     3.2 Quarantined product will be physically segregated and appropriately labeled. Quarantined Product will be released from quarantine status in CORD's inventory system upon written authorization by CLIENT.

     3.3  CORD will assign unique locations for each product and lot in storage.

     3.4 Inventory will be routinely verified by CORD through periodic cycle counts. CORD will use its best efforts to maintain accurate and timely inventory records.

     3.5 Inventory deviations will be investigated by CORD and reported to CLIENT. Corrective actions will be determined jointly by CORD and CLIENT.

     3.6 CLIENT may conduct a complete physical inventory twice per calendar year, upon at least fifteen (15) days advance written notice prior to the start of a physical inventory.

     3.7 CORD will notify CLIENT of all expired or short dated Product(as specified by Client to be six months prior to expiry date).

     3.8 Disposition of returned, rejected or expired Product will be handled according to CLIENT's specific written direction.

4.0  DISTRIBUTION
     ------------

     4.1 Orders approved and available for processing (pick & pack) by 2:30 p.m. Central Time will be shipped before the close of business the same day, Monday through Friday. Orders received and processed after the cutoff times will be shipped the following business day.

     4.2 Recognizing that order volume may fluctuate from time to time, CORD will staff to meet 125% of the rolling average number of CLIENT orders processed over the previous two (2) calendar months. CORD will use commercially reasonable efforts to meet the shipping schedule outlined herein when order or unit volume exceeds 125% of the rolling average number of orders or units; provided, however, that CORD cannot guarantee daily on-time shipping standards will be achieved during such increased activity periods.

     4.3 CORD will measure the timeliness of shipments and will report this attribute periodically according to Section 12 of the Operating Guidelines.

     4.4 Emergency shipments and other exceptions will be authorized in writing by CLIENT. CORD will separately invoice CLIENT for emergency shipments, which are defined as shipments occurring on weekends, holidays, and non-standard hours, as defined in the Fee Schedule, Exhibit B.

     4.5  CORD's inventory system will comply with First-to-Expire, First-Out
          (FEFO) inventory allocation. Any exceptions from FEFO must be approved by CLIENT in writing prior to shipment.

     4.6 CORD will provide the system, equipment and procedures, along with trained personnel and supervision to services related to picking product for CLIENT's customer orders.

     4.7 CORD will perform quality verification on all CLIENT shipments by an individual other than the employee who picked the order. CORD will use commercially reasonable efforts to pick, check and ship accurately all Client customer orders.

     4.8 CORD and CLIENT will mutually determine and agree in writing on the packaging requirements for shipping CLIENT's finished product(s). CORD's Quality Assurance will assist CLIENT and CORD will issue appropriate guidelines and training to the Distribution department to assure compliance with CLIENT specifications.

     4.9 CLIENT and CORD will mutually determine and agree on special shipping conditions, such as for refrigerated product, which may be limited to Monday through Thursday shipping, or as otherwise instructed by the Client.

    4.10 CORD will provide shipment confirmation information to CLIENT through CORD's information system on the same business day on which the shipment occurs.

    4.11 CORD will manage shipping supplies - including vendor selection, ordering, inventory record keeping, and storage. CORD will invoice CLIENT for all shipping materials - corrugated cartons, insulated coolers (if specified), address labels, inner packing - as may be required by CLIENT's packing specifications, per CORD's proposal.

    4.12 All Product will be shipped utilizing packaging and shipping carton(s) as per Clients' packaging instructions, or as deemed appropriate by CORD in the absence of Client specifications. Unless instructed otherwise by CLIENT, shipping will occur based on the shipping procedures provided by CLIENT.

    4.13 CORD personnel will be available for emergency product shipments, via phone request, 24 hours per day, 365 days per year. For emergency shipments called in after the carrier's cutoff time (approximately 8:00 p.m. for overnight airfreight), CORD will ship the product the following day, except Sunday, unless otherwise directed by the Client. CORD's fees for emergency shipments are set forth in the Fee Schedule, Exhibit B.

5.0  TRANSPORTATION
     --------------

     5.1 CORD and CLIENT will mutually agree upon a common carrier(s) based on shipment size, destination, freight rates, availability of standard and special services, reliability of delivery, and claim history among other requirements.

     5.2 CORD shall provide, if CLIENT agrees, carriers under contract with Cardinal-Allegiance for discounted rates. The Client and CORD will share the savings according to a formula acceptable to both parties, or, if CLIENT so chooses and CORD agrees, CORD shall charge a freight management fee according to the Fee Schedule, Exhibit B.

     5.3 Shipping charges, including all special charges for insurance, proof of delivery, hazardous materials, service upgrades, and so forth, will be billed directly to CORD's account with the carrier and passed through to CLIENT per terms of the Distribution Agreement, inclusive of CORD's transportation management fees as defined in the Fee Schedule, Exhibit B.

     5.4 Freight terms will be F.O.B. Origin, Freight Prepaid where title passes to the customer when the shipment is tendered to the common carrier.

     5.5 CORD, at the request of the Client, will provide proof of delivery for specific customer shipments. Fees charged by carriers for proofs of delivery, if any, will be passed directly to the Client.

     5.6 CLIENT will approve payment of all credits to CLIENT customers for overage, shortage and damage claims related to transportation. CORD, if handling Accounts Receivable for CLIENT, will issue a credit to CLIENT's customer accordingly, or CORD will provide freight claim documentation to the CLIENT when the CLIENT is responsible for the Accounts Receivable.

6.0  GOVERNMENT REPORTING
     --------------------

     6.1 CORD personnel will provide the following Government reports to CLIENT by the fifth business day following the close of a business quarter.

        6.1.1  IFF Direct Sales Report
        6.1.2  IFF Indirect Sales Report
        6.1.3  AMP Report
        6.1.4  Non FAMP Report
        6.1.5  Best Price Report
        6.1.6  Most Favored Price Report

     6.2 CORD will also provide supporting schedules and source documents to be used by CLIENT to perform verification of the Government reports.

7.0  MONTH-END CLOSE
     ---------------

     7.1 CORD will comply with month-end reporting requirements as specified by CLIENT.

     7.2 CLIENT will complete its close by the 5th working day after the last day of the month being closed.

8.0  RETURN GOODS
     ------------

     8.1 Returns will be processed according to the Return Procedures defined by CLIENT.

     8.2 CORD will complete the processing of all returns and issue credits within 5 business days of receipt of the return.

     8.3 CORD will use commercially reasonable efforts to process return goods as timely and accurately as possible.

9.0  RECALL ASSISTANCE
     -----------------

     9.1 CLIENT is responsible for management of a recall event, including but not limited to preparation of the letter of notification to customers, coordination and reporting with FDA, tracking of recalled product by customer, follow up letters to customers, and final disposition of product.

     9.2 CORD will provide the necessary recall reports within two hours of notification by CLIENT. Reports will contain, but not be limited to, the following information for each recalled product and lot number: all customer shipments by date, item number, quantity, lot number, and ship to address.

     9.3 CORD will provide a secure area for the receipt of recalled product. CORD will assist CLIENT with inventory reconciliation.

     9.4 CORD will provide destruction services for recalled product as may be required by CLIENT.

10.0  SYSTEMS
      -------

     10.1 CLIENT retains ownership to all data in the CORD system related to CLIENT's business.

     10.2 CORD will maintain security of the CLIENT's data in files segregated and inaccessible to other CORD clients, to CORD's parent organization Cardinal Health, or to any other entity as determined by the CLIENT. CORD will not disclose the CLIENT's data to any Third Party.

     10.3 CORD will provide CLIENT with on-line access to sales information, inventory records, lot tracking, customer profiles, item maintenance, pricing and terms, and other business critical data as defined in CORD's standard reports output.

     10.4 Reporting and interfaces will be defined by CLIENT and jointly agreed upon with CORD.

     10.5  CORD will maintain all systems within the change control SOPs.

     10.6 CORD's system will be accessible by CLIENT 7:30 a.m. - 7:30 p.m. Central Time, Monday through Friday except for routine, scheduled maintenance.

     10.7 Unscheduled system downtime per calendar quarter shall not exceed 2% of the normally accessible access hours. CORD will immediately notify OraPharma Director of Information Technology of any system problem that might affect services and an estimated time for restoration of system access.

     10.8 Daily system backups of changed object files and weekly fully system backups will be performed according to Regional Data Center SOP# RDC-
           004. Fire proof offsite storage is utilized for the safekeeping of the weekly full backups.

11.0  AUDITS / INVENTORIES
      --------------------

     11.1 Upon not less than ten (10) days prior written notice, CLIENT personnel and their representatives will have access to CORD facilities for review and audit of CORD's facility and records to assure compliance with cGMP's, standard operating procedures, guidelines, and CLIENT specific agreements.

     11.2 CLIENT may request complete physical inventory of CLIENT products twice per year.

     11.3 CORD will assist CLIENT with inspections/audits ordered by the Federal Food & Drug Administration or other governmental or official agencies.

     11.4 CORD will notify CLIENT immediately of any inspection activity by FDA, DEA or other government agency, as applicable to the CLIENT or CLIENT's product.

12.0  QUALITY COUNCIL REPORT
      ----------------------

     12.1 CORD will provide CLIENT with a periodic report on measurable attributes, as identified in preceding sections, to be used to track and benchmark performance. The frequency of the report will be determined jointly by CORD and CLIENT.

     12.2 CLIENT and CORD will agree to meet periodically to review performance and to develop methods, policies, practices, and procedures that may improve the quality and efficiency of the CORD - CLIENT relationship.

     12.3 CORD will use its best efforts to meet or exceed the CLIENT's expectation for performance based on the measured attributes.

     12.4  Measured attributes and standards:

Section      Performance Attribute          Performance Standard          Reporting Frequency
-----------------------------------------------------------------------------------------------
      1.0  Temperature excursions     100% excursion-free                Upon occurrence
-----------------------------------------------------------------------------------------------
      2.0  On-time receipts and       95% within 4 business hours for    Monthly
           data entry                 all conforming receipts
-----------------------------------------------------------------------------------------------
      3.0  Cycle count accuracy       99.5%                              Monthly
-----------------------------------------------------------------------------------------------
      4.0  On-time shipping           99% same day for orders            Monthly
                                      received by the standard
                                      cut-off time
-----------------------------------------------------------------------------------------------
      4.0  Picking / shipping         99.5% for all orders processed     Monthly
           accuracy                   with carton markings meeting
                                      NWDA bar code standards
-----------------------------------------------------------------------------------------------
      5.0  Return goods processing    99% processed in 5 business        Monthly
           cycle time                 days or less
-----------------------------------------------------------------------------------------------
      6.0  System availability        greater than 98% of normal         Upon occurrence
                                      accessible hours
-----------------------------------------------------------------------------------------------

                                                                       EXHIBIT B
                                                                       ---------

                                 ORAPHARMA INC.
                                  FEE SCHEDULE

                                      [*]



--------------------------
* Confidential Treatment Requested

                                                                       EXHIBIT C
                                                                       ---------


                            SYSTEM ACCESS AGREEMENT


          This System Access Agreement ("Agreement") is made as of March 28, 2001 between CORD Logistics, Inc., an Ohio corporation ("Licensor"), and OraPharma, Inc., a Delaware corporation ("Licensee"), who hereby agree as follows:

          1.  Distribution Services Agreement.  Licensor and Licensee have
              -------------------------------
entered into a Distribution Services Agreement ("Distribution Agreement") of even date with this Agreement, the terms of which are incorporated by reference.

          2.  System Access; Maintenance Obligations. Licensor hereby grants to
              --------------------------------------
Licensee a nonexclusive, nontransferable limited license (the "License") to utilize Licensor's Operating System Base Package, consisting of the computer hardware (as set forth below), software, and other components described in the Distribution Agreement as well as future upgrades and maintenance of the base package (collectively, the "System"), for the information processing needs of Licensee in connection with the Services to be provided by Licensor under the Distribution Agreement. Licensee shall maintain during the term of this Agreement the local area network (including without limitation centralized server) and desktop processing requirements for the System as further described in the Distribution Agreement or the Operating Guidelines, a copy of which are attached to the Distribution Agreement as Exhibit A.

          During the term of this Agreement, Licensor shall employ reasonable security measures and policies designed to safeguard the integrity, accessibility, and confidentiality of all of Licensee's data resident on the System and establish and maintain reasonable disaster and emergency recovery plans designed to minimize disruption from System operation interruptions. Licensee shall have the right to review the operation of the System from time to time during regular business hours, upon reasonable prior notice and at a time mutually agreeable by the parties; provided that such reviews shall be conducted in a manner to avoid disruption of Licensor's business operations.

          3.  Lease of Hardware.   Licensee shall have the right to lease a
              -----------------
router ("Hardware") from Licensor during the term of this Agreement, at no additional cost to Licensee, other than the Fee set forth in the Distribution Agreement. The Hardware shall be kept by Licensee (a) subject to inspection by Licensor during regular business hours, upon reasonable prior notice and at a time mutually agreeable by the parties; (b) at Licensee's address, as stated at the end of this Agreement, which Hardware shall not be relocated without the prior written consent of Licensor, which consent shall not be unreasonably withheld; (c) free of all security interests if any kind whatsoever, liens, encumbrances and other claims; (d) marked with Licensor's identification marks or numbers and if requested by Licensor, conspicuously labeled "supplied by Licensor"; and (e) maintained in good and efficient working order, condition and repair, reasonable wear and tear accepted.

          Licensee shall use the equipment with due care to prevent injury thereto, and to any person or property and in conformity with all applicable laws, ordinances, rules, regulations and other requirements of any insurer or governmental bonding and with all requirements of the manufacturer with respect to use, maintenance and operation of the Hardware. Licensee shall not modify any hardware without the prior written consent of Licensor, which may be granted or withheld in its sole discretion. It is the intention and understanding of both Licensor and Licensee that the Hardware shall be, and at all times remain, separately identifiable personal property of Licensor. Licensee shall not permit any Hardware to be installed in or used, stored or maintained with, any of Licensee's personal property in such manner or under such circumstances that such Hardware might be or become an accession to or confused with such other personal property. Licensee shall not permit such Hardware to be installed in or used, stored or maintained with, any real property in such manner or under such circumstances that any person might acquire any rights in such Hardware paramount to the rights of the Licensor by reason of such Hardware being deemed to be real property or a fixture thereon.

     Licensee shall at all times during the term of this Agreement and until the Hardware has been returned to Licensor, at its own expense, maintain physical damage insurance in the amount of not less than the replacement value of the Hardware. All insurance so maintained shall provide for a thirty (30) day prior written notice to Licensor or its assignees of any cancellation or reduction of coverages; (ii) an option in Licensor or its assignees to prevent cancellation by payment of premiums, (iii) cover the interest of the Licensor and (iv) provide that all insurance proceeds shall be payable to the Licensee and Licensor, as their respective interests may appear at the time of any such payment. Licensor shall be named as an additional insured on any public liability insurance policy so maintained. Upon the request of Licensor, Licensee shall furnish to Licensor satisfactory evidence of any insurance so maintained.

     4.  Proprietary Rights.  Licensee shall have the right to use the System
         ------------------
during the term of this Agreement as expressly provided in paragraphs 1 and 2 of this Agreement, but not otherwise. Licensee shall not assign or otherwise transfer, disclose, copy, modify, re-engineer, sell, license, disassemble, or decompile the System or disclose or permit access to the System or related documentation to any other person or entity. The System and all parts thereof, in all of their tangible and intangible manifestations, all existing or new enhancements, developments, derivative works, and other adaptions or modifications to the System (or any part thereof), and all related proprietary rights, are and shall remain the exclusive property of Licensor. Except for the License and Lease, Licensee shall have no right, title, or interest in or to the System or any part thereof. Upon termination of this Agreement, Licensee shall promptly return to Licensor all portions of the System then in Licensee's possession or under its control in accordance with the term set forth in Section 6 below.

          5.  Warranties.  Licensee acknowledges that it has had adequate
              ----------
opportunity to review the System and its features and operation, and Licensee accepts the System "AS IS" for its use as contemplated in the Distribution Agreement. LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, RELATING DIRECTLY OR INDIRECTLY TO THE SYSTEM OR ANY PART THEREOF, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

          6.  Limitation On Liability.  LICENSOR SHALL NOT BE LIABLE FOR ANY
              -----------------------
CONSEQUENTIAL, INDIRECT, SPECIAL, OR OTHER SIMILAR DAMAGES ARISING DIRECTLY OR INDIRECTLY OUT OF THE USE OR INABILITY TO USE THE SYSTEM OR ANY PART THEREOF, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER CLAIMED UNDER CONTRACT, TORT, OR ANY OTHER LEGAL THEORY.

          IF ANY OF THE LIMITATIONS ON THE LIABILITY OF LICENSOR CONTAINED IN THIS AGREEMENT ARE FOUND TO BE INVALID OR UNENFORCEABLE FOR ANY REASON, THEN LICENSOR AND LICENSEE EXPRESSLY AGREE THAT THE MAXIMUM AGGREGATE LIABILITY OF LICENSOR FOR ALL CLAIMS RELATING TO THE SYSTEM SHALL NOT EXCEED 100% OF THE AGGREGATE BASE PACKAGE FEES PAID BY LICENSEE TO

LICENSOR FOR LICENSEE'S USE OF THE SYSTEM UNDER THE DISTRIBUTION AGREEMENT.

          7.  Taxes.  Licensee shall pay when due all sales, use, gross
              -----
receipts, excise, property, and other taxes (other than taxes based upon Licensor's net income) now or hereafter imposed as a result of the transactions contemplated by this Agreement.

          8.  System Availability.  The System shall be available for access
              -------------------
twenty-four (24) hours a day, seven (7) days a week, except for scheduled maintenance periods.

          9.  Term.  The term of this Agreement shall begin upon Licensee's
              ----
initial use of the System as evidenced by the first entry of inventory into the System (which may be a date earlier than the Commencement Date specified for the Distribution Agreement) and shall end: (a) automatically upon the termination of the Distribution Agreement (for any reason), or (b) on any earlier date specified by Licensee in notice to Licensor given not less than ninety (90) days prior to the specified termination date; provided that: (i) paragraphs 4 through 10 inclusive shall survive the termination of this Agreement, and (ii) no termination of this Agreement shall affect any liabilities arising from, or based upon, acts or omissions occurring prior to such termination.

          10.  Expiration/Termination.  Licensee shall continue to have access
               ----------------------
to the System for a reasonable period of time (not be exceed ninety (90) days) following termination of this Agreement solely for purposes of retrieving and transferring to a separate system Licensee's data relating to its pre-termination operations, and Licensor shall reasonably cooperate with Licensee to preserve the integrity and accessibility of Licensee's data during such period; provided that, during such period, Licensee shall continue to pay the full Base Package and other fees payable by Licensee under the Distribution Agreement and comply with all other requirements imposed upon Licensee under this Agreement.

          Upon the expiration of this Agreement, Licensee shall return the Hardware to Licensor in the same condition and configuration as received, receivable wear and tear accepted.

          11.  Notices.  Any notice or other communication required or desired
               -------
to be given to either Party under this Agreement shall be in writing and shall be deemed given: (a) five (5) days after mailing, if deposited in the United States mail, first-class postage prepaid, and addressed to that Party at its address set forth at the end of this Agreement; (b) when received if delivered to Federal Express or any other similar overnight delivery service for delivery to that Party at that address; or (c) when sent by facsimile transmission, with electronic confirmation, to that Party at its facsimile number set forth at the end of this Agreement. Either Party may change its address or facsimile number for notices under this Agreement by giving the other Party notice of such change.

          12.  Remedies.  Licensee shall indemnify Licensor and its affiliates,
               --------
directors, officers, employees, agents, and representatives against all claims, liabilities, losses, damages, costs, and expenses (including without limitation reasonable attorneys' fees) arising directly or indirectly out of any failure of Licensee to perform fully all obligations and conditions to be performed by Licensee pursuant to this Agreement. Licensee acknowledges that in the event of any violation by it of any of the provisions of paragraph 2 (Proprietary Rights) of this Agreement, Licensor would suffer irreparable harm and its remedies at law would be inadequate. Accordingly, in the event of any violation or attempted violation of any such provisions by Licensee, Licensor shall be entitled, in addition to any other rights or remedies which may be available to Licensor, to a temporary restraining order, temporary and/or permanent injunctions, specific performance, and other equitable relief, without the showing of irreparable harm, injury, damage or the inadequacy of damages, and without the necessity of the posting of any bond.

          13.  Force Majeure.  Notwithstanding any other provisions of this
               -------------
Agreement or the Distribution Agreement to the contrary, each Party's obligations under this Agreement (exclusive of payment obligations) shall be excused if and to the extent that any delay or failure to perform such obligations is due to fire or other casualty, government restrictions, war, riot, strikes or labor disputes, acts of God, or other causes beyond the reasonable control of that Party; provided, however, that any party hindered by such condition beyond its reasonable control must employ reasonable efforts to overcome such hindrance as promptly as practicable.

          14.  Successors.  Licensee shall not assign or otherwise transfer this
               ----------
Agreement or any of its rights or obligations under this Agreement without the prior written consent of Licensor, which consent shall not be unreasonably withheld. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of each Party.

          15.  Interpretation.  This Agreement shall be governed by and
               --------------
construed in accordance with the laws of the State of Ohio. If and to the extent that any court of competent jurisdiction determines that it is impossible to construe any provision of this Agreement consistently with any law or public policy and consequently holds that provision to be invalid, such holding shall in no way affect the validity of the other provisions of this Agreement, which shall remain in full force and effect.

          16.  Complete Agreement.  This Agreement (together with the
               ------------------
Distribution Agreement, which is hereby incorporated herein by reference) constitutes the entire Agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior or contemporaneous discussions, negotiations, representations, warranties, or Agreements relating to the subject matter of this Agreement. This Agreement may not be amended or otherwise modified except by a written instrument signed by each Party.


IN WITNESS WHEREOF, the undersigned acknowledge and accept the terms of this Agreement and have duly executed this Agreement.

CORD LOGISTICS, INC.              CLIENT

By                                    By
  _________________________             ______________________________
  Frank C. Wegerson                     James A. Ratigan
  Vice President and General Manager    Executive Vice President, Chief
                                        Financial Officer and Secretary

  15 Ingram Blvd, Suite #100            732 Louis Drive
  LaVergne, TN 37086                    Warminster, PA  18974

  Facsimile No.  (615) 793-4783         Facsimile No. (215) 443-9531